UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio		44115
(Address of Principal Executive Offices)		(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on March 19, 2016, The Sherwin-Williams Company (“Sherwin-Williams”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Sherwin-Williams, Viking Merger Sub, Inc., a wholly owned subsidiary of Sherwin-Williams (“Merger Sub”), and The Valspar Corporation (“Valspar”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Valspar (the “Merger”).

Sherwin-Williams has also previously disclosed that it expected a divestiture would be required to gain approval from the Federal Trade Commission to complete the Merger. In order to satisfy such divestiture requirement, on April 11, 2017, Sherwin-Williams and Valspar entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with Axalta Coating Systems Ltd. to divest the assets related to Valspar’s North American industrial wood coatings business for an aggregate purchase price of approximately $420 million in cash. The closing of the divestiture pursuant to the Purchase Agreement is expected to occur before the end of the second quarter of 2017, subject to the satisfaction or waiver of certain closing conditions.

The divestiture represents annual revenues below the threshold of $650 million of Valspar 2015 revenues, such that the Merger is expected to be completed at a price of $113 per share. The completion of the Merger remains subject to customary conditions, including, without limitation, the receipt of antitrust approvals. Subject to the satisfaction of these conditions, Sherwin-Williams expects to complete the Merger before the end of the second quarter of 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

April 12, 2017	By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane
Senior Vice President, General Counsel and Secretary

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